Exhibit 10.68
EXECUTION VERSION

SUBSCRIPTION AGREEMENT

between

NET1 APPLIED TECHONOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

and

CELL C PROPRIETARY LIMITED

Subscription Agreement

Parties	NET1 Applied Techonologies South Africa Proprietary Limited

Cell C Proprietary Limited

Introduction

A

Each of the Parties has entered into the Implementation Agreements in order to provide an implementation framework for the Transaction. This Agreement constitutes the Net1 Subscription Agreement as envisaged in the Implementation Agreements.

B

Pursuant to the Implementation Agreements, Net1 is to subscribe for the Net1 Subscription Shares in accordance with the terms and the conditions of this Agreement as read with the Implementation Agreements.

It is agreed

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

1.1.1	Accounting Principles has the meaning given to it in the Equity Implementation Agreement;

1.1.2	Act means the Companies Act, No. 71 of 2008;

1.1.3

Agreement means this subscription agreement between the Parties, and schedules thereto, together with any amendments to this agreement or the schedules agreed to in writing between the Parties from time to time;

1.1.4	Annual Financial Statements has the meaning given to it in the Equity Implementation Agreement;

1.1.5	Aware means the knowledge, after having made necessary and diligent enquiries, of senior executive management of the Company or Subsidiary;

1.1.6	Business has the meaning given to it in the Equity Implementation Agreement;

1.1.7	Business Day means any day other than a Saturday, Sunday or official public holiday in South Africa;

1.1.8	Closing has the meaning given to it in the Master Implementation Agreement;

1.1.9	Company means Cell C Proprietary Limited, a company incorporated in South Africa under registration number 1999/007722/07;

1.1.10

Company Indemnity Agreement means the indemnity agreement to be entered into between the Company and Oger Telecom Limited pertaining to certain indemnities provided by the Company to Oger Telecom Limited;

1.1.11	Company’s Warranties means the warranties provided by the Company to the Subscriber as set out in Schedule 1, and Company’s Warranty shall have a corresponding meaning;

1.1.12	Disclosure Schedule means the disclosure schedule to be provided in terms of clause 6.4 and attached hereto as Schedule 3;

1.1.13

Encumbrance in relation to any shares, includes any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever of or over those shares, or any lending of shares, and the words Encumber, Encumbered and Encumbering shall have corresponding meanings;

1.1.14	Equity Implementation Agreement means the agreement entitled “Equity Implementation Agreement” between, inter alia, the Parties to be concluded on or about the Signature Date;

1.1.15	Existing Shareholder means 3C Telecommunications Proprietary Limited;

1.1.16

Fairly Disclosed means disclosed in such a manner and in such detail as would enable a prospective investor, acting reasonably and in good faith, to make an informed assessment of the matter concerned and to establish what the consequences thereof will be;

1.1.17	Financial Statements means the audited financial statements of the Company as at December 2015;

1.1.18	Financial Year means a 12 (twelve) month period commencing on 1 January and ending on the following 31 December;

1.1.19	Group means the Company and its Subsidiaries;

1.1.20	ICASA means the Independent Communications Authority of South Africa;

1.1.21	IFRS means International Financial Reporting Standards;

1.1.22	Implementation Agreements means collectively, the Master Implementation Agreement and the Equity Implementation Agreement;

1.1.23	Implementation Date has the meaning given to it in the Master Implementation Agreement;

1.1.24	Income Tax Act means the Income Tax Act, 58 of 1962;

1.1.25

JIBAR as at any date shall mean the mid-market rate for deposits in Rand for the succeeding period of 3 (three) months which appears on the Reuters screen, SAFEY page under the caption "YIELD" at approximately 10:00am, Johannesburg time, on that date (as determined by the Standard Bank of South Africa Limited);

1.1.26	Long Stop Date has the meaning given to it in the Master Implementation Agreement;

1.1.27	Losses has the meaning given to it in the Equity Implementation Agreement and Loss shall have a corresponding meaning;

1.1.28	Management Accounts means the most recent management accounts of the Company, on a consolidated basis, for the period from 1 January 2016 onwards, a copy of which is attached as

Schedule 4;

1.1.29

Master Implementation Agreement means the agreement titled “Master Implementation and Funds Flow Agreement” between, inter alia, the Parties and the Company’s lenders to be concluded on or about the Signature Date;

1.1.30	Memorandum of Incorporation means the memorandum of incorporation which the Company will adopt in the form attached to the Shareholders’ Agreement, as amended from time to time;

1.1.31

Mutual Warranties means the warranties provided by: (i) the Company to the Subscriber; and (ii) the Subscriber to the Company as set out in Schedule 2, and Mutual Warranty shall have a corresponding meaning;

1.1.32	Net Debt has the meaning given to it in the Equity Implementation Agreement;

1.1.33	Net Debt Confirmation has the meaning given to it in the Equity Implementation Agreement;

1.1.34	Net1 means NET1 Applied Techonologies South Africa Proprietary Limited, a company incorporated in South Africa under registration number 2002/031446/07;

1.1.35	Net1 Subscription Price means the subscription price payable by the Subscriber for the NET1 Subscription Shares, being ZAR2,000,000,000 (two billion Rand);

1.1.36

Net1 Subscription Shares means 75,000,000 (seventy five million) class “A” shares in the unissued share capital of the Company to be subscribed for by the Subscriber in terms of this Agreement on the Implementation Date so that the Subscriber holds Shares constituting 15% (fifteen per cent) of the entire issued Shares of the Company immediately following Closing;

1.1.37	Ordinary Shares means ordinary shares in the share capital of the Company having the rights set out in the Shareholders Agreement and the Memorandum of Incorporation as at the Implementation Date;

1.1.38	Parties means the Subscriber and the Company and Party means, as the context requires, any one of them;

1.1.39

Prime Rate means in relation to any period means the published prime overdraft rate ruling from time to time, expressed as a percentage rate per annum, as quoted by The Standard Bank of South Africa Limited from time to time during that period, as certified by any manager of The Standard Bank of South Africa Limited (whose appointment or authority need not be proved), whose certification at that time shall, in the absence of manifest error, be prima facie proof thereof;

1.1.40	Pro Forma Net Debt Statement has the meaning given to it in the Equity Implementation Agreement;

1.1.41	Rand or R means the South African Rand;

1.1.42

Shareholders’ Agreement means the agreement entitled “Shareholders Agreement” concluded or to be concluded between, inter alia, the Parties (upon terms acceptable to them) on or about the Signature Date;

1.1.43	Signature Date means the date of the last signature to this Agreement;

1.1.44	South Africa means the Republic of South Africa as constituted from time to time, and South African shall have a corresponding meaning;

1.1.45	Subscriber means Net1;

1.1.46	Suspensive Condition means the suspensive condition set out in clause 3;

1.1.47	Target Net Debt has the meaning given to it in the Equity Implementation Agreement;

1.1.48	Tax has the meaning given to it in the Equity Implementation Agreement;

1.1.49	Transaction means all the transactions contemplated by the Transaction Documents; and

1.1.50	Transaction Documents has the meaning given to it in the Equity Implementation Agreement.

1.2	Any reference in this Agreement to:

1.2.1	a clause is, subject to any contrary indication, construed as a reference to a clause of this Agreement;

1.2.2

law is construed as any law including common law, statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order or any other measure of any government, local government, statutory or regulatory body or court having the force of law; and

1.2.3

person is construed as a reference to any natural or juristic person, firm, company, corporation, government, state, agency or organ of a state, association, trust or partnership (whether or not having separate legal personality).

1.3	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.4	The headings do not govern or affect the interpretation of this Agreement.

1.5	If any provision in a definition confers rights, or imposes obligations on any Party, effect is given to it as a substantive provision of this Agreement.

1.6

Unless the context indicates otherwise an expression which denotes any gender includes the other; reference to a natural person includes a juristic person and vice versa; the singular includes the plural, and the plural includes the singular.

1.7

Any number of days prescribed in this Agreement excludes the first day and includes the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day, and any relevant action or notice may be validly done or given on the last day.

1.8	The words “including” and “in particular” are without limitation, and the eiusdem generis rule shall not apply.

1.9

Any reference to legislation includes any subordinate legislation made from time to time under that legislation and is to that legislation as at the Signature Date, as amended or replaced from time to time.

1.10	Any reference to a document or instrument includes the document or instrument as ceded, delegated, novated, altered, supplemented or replaced from time to time.

1.11	A reference to a Party includes that Party’s successors-in-title and permitted assigns.

1.12	A time of day must be construed as a reference to South African Standard Time.

1.13

The rule of interpretation that, in the event of ambiguity, the contract must be interpreted against the party responsible for the drafting of the contract (i.e. the contra proferentem rule) does not apply.

1.14

The termination of this Agreement does not affect those of its provisions which expressly provide that they will operate after termination, or which must continue to have effect after termination, or which must by implication continue to have effect after termination, notwithstanding that the relevant provisions themselves do not provide for this.

1.15	Unless specifically stated otherwise in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement.

1.16

The schedules to this Agreement form an integral part of it and words and expressions defined in this Agreement shall bear, unless the context otherwise requires or differently defined in a particular schedule, the same meaning in such schedules. To the extent that there is any conflict between the schedules to this Agreement and the provisions contained in the main body of this Agreement, the provisions in the main body of this Agreement shall prevail.

1.17

Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, despite that that term has not been defined in this interpretation clause.

1.18

The use of any expression covering a process available under South African law (including, for example, a winding-up) shall, if any of the Parties is subject to the law of any other jurisdiction, be interpreted in relation to that Party as including any equivalent or analogous proceeding under the law of such other jurisdiction.

2	PROVISIONS WHICH TAKE IMMEDIATE EFFECT

The provisions of this clause 2 and clauses 1, 3, 6.9 and 7 to 9 (inclusive) shall take effect and become operative immediately upon the Signature Date (the Operative Provisions).

3	SUSPENSIVE CONDITION

3.1

This entire Agreement, save for the Operative Provisions, which shall be of immediate force and effect, (the Suspended Provisions) is subject to the fulfilment of the Suspensive Condition that the Equity Implementation Agreement becomes fully unconditional in accordance with its terms through either the fulfilment or waiver, as the case may be, of all conditions to which it may be subject save for any condition requiring this Agreement to become unconditional.

3.2

The Parties shall, where it is within their respective power and control to do so, use their respective reasonable commercial endeavours to procure the fulfilment of the Suspensive Condition as soon as reasonably possible after the Signature Date, but in any event within the time permitted therefor. If the Suspensive Condition is not fulfilled by the Long Stop Date, then the Suspended Provisions shall never become effective and no Party shall have any claim against any other Party for anything done hereunder or arising hereout, save for a claim relating to a breach of, or pursuant to, the provisions of this clause 3.

3.3

If the Suspensive Condition is fulfilled prior to the Long Stop Date, then all the Suspended Provisions of this Agreement shall also take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.

4	SUBSCRIPTION AND PAYMENT OF NET1 SUBSCRIPTION PRICE

4.1

Upon the terms and subject to the conditions contained in this Agreement and clause 9 (Transaction Steps) of the Master Implementation Agreement, the Subscriber shall subscribe for, and the Company shall issue to the Subscriber, the Net1 Subscription Shares in the Company for the Net1 Subscription Price.

4.2

The Net1 Subscription Price shall be paid by the Subscriber to the Company, and the Net1 Subscription Shares shall be issued by the Company to the Subscriber, at the time and in the manner provided for in the Master Implementation Agreement, against compliance by the Company with the provisions of clause 9 (Transaction Steps) in the Master Implementation Agreement, subject to the further terms and conditions contained in the Master Implementation Agreement and against compliance by the Subscriber and the Company of their respective obligations and the provision of required documents as set out in Schedule 9 (Closing Arrangements) of the Equity Implementation Agreement.

5	NON – DEDUCTIBLE INTEREST INDEMNITY

5.1

The Company hereby irrevocably and unconditionally indemnifies the Subscriber and holds the Subscriber harmless, pro rata and in proportion to the Subscriber’s shareholding in the Company, against any Losses incurred by or imposed on the Company in connection with any assessments arising, directly or indirectly, from, or in connection with, any costs or Taxes arising, including any reduction of Tax losses, from the deduction of interest which is found to be non-deductible, in respect of any period prior to the Implementation Date.

5.2

The Company shall not be liable for any Losses suffered by the Subscriber under this clause 5 if the Subscriber has not made a demand for arbitration in regard thereto in terms of clause 14 (Dispute Resolution) of the Equity Implementation Agreement by the 5th (fifth) anniversary of the Implementation Date.

5.3	The Company’s maximum liability under this clause 5 to the Subscriber shall be limited to R11,250,000 (eleven million two hundred and fifty thousand Rand).

6	WARRANTIES

6.1

The Company gives the Subscriber the Company’s Warranties, it being agreed that each Company's Warranty shall be a separate warranty and shall in no way be limited or restricted by reference to or inference from the terms of any other Warranty.

6.2

The Company gives to the Subscriber and the Subscriber gives to the Company, the Mutual Warranties, it being agreed that each Mutual Warranty shall be a separate warranty and shall in no way be limited or restricted by reference to or inference from the terms of any other Mutual Warranty.

6.3	Unless otherwise stated or otherwise required by the context, the Company’s Warranties shall apply as at the Signature Date and the Implementation Date and during the period between those dates.

6.4	The Company’s Warranties, when given at the Signature Date, are qualified to the extent, but only to the extent, of those matters Fairly Disclosed in the Disclosure Schedule.

6.5	The Company shall not be liable in respect of a claim for breach of the Company’s Warranties to the extent that the facts giving rise to such claim were Fairly Disclosed in the Disclosure Schedule.

6.6

Where the same facts may give rise to a claim under this clause 6 or under any other provision of this Agreement, the amount of such claim shall not be reckoned twice in determining the aggregate value of claims.

6.7

The Company’s Warranties and the Mutual Warranties are the only warranties and representations given by the Parties in respect of the subject matter of this Agreement (including but not limited to in respect of the Net1 Subscription Shares, the Company and the Business). Other than for the Company’s Warranties and those Mutual Warranties given by the Company, the Net1 Subscription Shares are issued and allotted to the Subscriber on a voetstoots basis.

6.8

The warranties are limited and qualified to the extent to which, and no Party shall be entitled to make a claim in respect of a breach of any of those warranties if and to the extent that, any breach of those warranties or the facts, information or circumstances giving rise to or causing any breach of those warranties or a claim of a Party in respect of any breach of those warranties are: (i) Fairly Disclosed to the other Party in the Disclosure Schedule; or (ii) was known to such Party on or prior to the Signature Date.

6.9

Should the Company become aware of any facts or circumstances which could reasonably be expected to give rise to, or result in, a claim for breach of the Company’s Warranties or the Mutual Warranties being made against the Company, the Company shall forthwith notify the Subscriber thereof in writing.

6.10

If at any time, any fact, matter or circumstance comes to the knowledge of the senior executive management of the Company which has resulted or may result in any of the warranties being inaccurate or breached, the Company shall (without detracting from the Company’s liability for any such inaccuracy or breach) immediately give written notice of that fact to the Subscriber.

7	LIMITATION OF LIABILITY

7.1	Total Liability

The Parties agree that the recourse available to each Party against each other Party under this Agreement (other than the provisions of clause 5 of this Agreement) and the remainder of the Transaction Documents (excluding the Shareholders Agreement and the Memorandum of Incorporation), shall be limited in accordance with the terms of this clause 7. Any claims which a Party may have against any other Party under this Agreement or the remainder of the Transaction Documents (excluding the Shareholders Agreement and the Memorandum of Incorporation) and which sound in money, shall be deemed to be a claim by such Party against such other Party under this Agreement and shall be dealt with under this Agreement and not under the applicable Transaction Document.

7.2	Time Limitation for Claims

Save for any claim arising out of: (i) clause 5; (ii) the Company Indemnity Agreement; and/or (iii) a breach of the warranties at clauses 3.1.1 and 3.1.2 of Schedule 1, no liability shall attach to any Party (Defaulting Party) in relation to Losses of or incurred by any other Party (Non-Defaulting Party) as a result of any of the warranties being incorrect, false or untrue or arising from any cause under the Transaction Documents (other than the Shareholders Agreement and the Memorandum of Incorporation) of whatsoever nature if the Non-Defaulting Party has not issued summons against the Defaulting Party for recovery of such Losses or made a demand for arbitration in regard thereto in terms of clause 14 (Dispute Resolution) of the Equity Implementation Agreement by a date which is 60 (sixty) days after the date on which the Annual Financial Statements (duly signed by the Auditors) in respect of the period ending December 2018 are received by the Subscriber.

7.3	Minimum Claims

Other than Losses: (i) pursuant to the provisions of clause 5 of this Agreement; and/or (ii) arising out of a breach of the warranties at clauses 3.1.1 and 3.1.2 of Schedule 1, the Defaulting Party shall not be liable for any Losses of or incurred by the Non-Defaulting Party, unless:

7.3.1

the value of an individual Loss exceeds R100,000 (one hundred thousand Rand), provided that individual Losses which arise from substantially the same cause of action shall be aggregated and not be regarded as individual Losses for this purpose, and subject further to the proviso in clause 7.3.2; and

7.3.2

the value of the Losses suffered or incurred by the Non-Defaulting Party in aggregate exceed R3,000,000 (three million Rand) (such applicable quantum of damages being referred to as the Cumulative Threshold), provided that once the Cumulative Threshold is reached, the Non- Defaulting Party shall, subject to clause 7.4, only be entitled to claim the aggregate quantum of Losses above the Cumulative Threshold (i.e the Rand amount above R3,000,000 (three million Rand))

.

7.4	Aggregate Liability

Notwithstanding the warranties, representations or undertakings given by the Parties, the aggregate liability of the Company to the Subscriber in relation to all claims or Losses under this Agreement and under any of the remaining Transaction Documents (other than the Shareholders Agreement and the Memorandum of Incorporation) is limited to an amount equal to the Net1 Subscription Price (other than with regard to the provisions of clause 5), on the basis that the aggregate amount recoverable from the Company, from such causes arising, shall be limited to the aforesaid amount.

7.5	Insurance and Tax Benefits

Any claim made against the Defaulting Party in respect of the warranties or otherwise under any of the Transaction Documents (other than the Shareholders Agreement and the Memorandum of Incorporation) shall be reduced by the proportionate amount of: (i) any payment received by the Non-Defaulting Party by way of an indemnity in terms of a policy of insurance concluded by the Non-Defaulting Party in respect of any event giving rise to such claim; or (ii) a Tax benefit derived by the Company in respect of any event giving rise to such claims.

7.6	Contingent Liabilities

No Party shall be liable for any potential claim of the other Parties in respect of liability which is contingent unless and until such contingent liability ceases to be contingent and becomes an actual liability and is due and payable.

7.7	Special, Indirect or Consequential Losses or Damages

No Party shall be liable under this Agreement or any other Transaction Document in respect of any loss of profit, loss of revenue, loss of goodwill, or any special, indirect or consequential losses or damages.

7.8	No Double Recovery

The Non-Defaulting Party shall not be entitled to recover from the Defaulting Party the same sum or loss more than once in respect of any Loss.

7.9	Parties Obligation to Mitigate Loss

Nothing in this clause 7 shall in any way diminish a Party’s common law obligations to mitigate its Loss.

7.10	Conflicts

Notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent that any conflict exists between the provisions of this clause 7 and any other provisions of this Agreement, the provisions of this clause 7 shall prevail and be implemented.

8	CLOSING AND DELIVERY

The closing and delivery provisions relating to the subscription by the Subscriber for the Net1 Subscription Shares are contained in the Master Implementation Agreement and Closing is to occur in accordance with the provisions of clause 4 of this Agreement, Schedule 9 of the Equity Implementation Agreement, and the Master Implementation Agreement.

9	EQUITY IMPLEMENTATION AGREEMENT

9.1

There shall be and shall be deemed to be incorporated by reference into this Agreement the following clauses of the Equity Implementation Agreement as if set out in this Agreement in full to apply, with such changes as the context may require, as provisions of this Agreement and so to bind the Parties: clauses 10 (Breach and Termination), 12 (Announcements and Confidentiality), 14 (Dispute Resolution), 15 (Addresses for Legal Processes and Notices), 17 (General) and 18 (Costs).

9.2	If there is a conflict or inconsistency between the provisions of this Agreement and the Equity Implementation Agreement, the provisions of the Equity Implementation Agreement shall prevail.

9.3

The Parties select as their respective domicilia citandi et executandi the physical addresses, and for purposes of giving or sending any notice provided for or required under this Agreement, the physical addresses as well as the email addresses set out in clause 15 (Addresses for Legal Processes and Notices) of the Equity Implementation Agreement.

9.4	The delivery of any notice in terms of this Agreement will be subject to and dealt with in the manner set out in the Equity Implementation Agreement.

10	COSTS

The Parties agree that any costs awarded in favour of a Party enforcing any right in terms of this Agreement will be recoverable on an attorney-and-own-client scale unless the arbitrators or the court, as the case may be, specifically determine that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

Signed at Sandton on the 19th day of June 2017.

For and on behalf of
NET1 APPLIED TECHONOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

/s/ H. Kotze
Name: H. Kotze
Capacity:
Who warrants his authority

Signed at Sandton on the 19th day of June 2017.

For and on behalf of
CELL C PROPRIETARY LIMITED

/s/ J. Dos Santos
Name: J. Dos Santos
Capacity: Chief Executive Officer
Who warrants his authority

SCHEDULE 1: COMPANY’S WARRANTIES

1.	INTRODUCTION

The Company’s Warranties set out in this Schedule 1 are qualified only by the disclosures contained in Schedule 3.

1.1	Interpretation

Expressions defined in the subscription agreement to which this is attached as Schedule 1 (Agreement) shall bear the same meaning in this Schedule 1 as that assigned to them in the Agreement. In addition, the following words and phrases shall have the meaning attributed to them as follows:

1.1.1

AFS means the signed consolidated audited financial statements of the Group for the year ended December 2015 and the consolidated financial statements of the Group for the year ended December 2016, prepared in accordance with the Accounting Principles and comprising the audited: (i) balance sheet; (ii) income statement; and (iii) cash flow statement, including related notes and schedules thereto, a copy of which is attached as Schedule 4;

1.1.2

Commissioner means the Commissioner for the South African Revenue Service (or his successor in title) for purposes of the Income Tax Act, including his lawful representative and including any other authority entitled to administer any taxes in South Africa;

1.1.3	Group means the Company and its Subsidiaries;

1.1.4	Group Member means any member of the Group;

1.1.5	Income Tax Act means the Income Tax Act, No. 58 of 1962, as amended;

1.1.6	Insolvency Act means the Insolvency Act, No. 24 of 1936, as amended;

1.1.7

Intellectual Property Rights means, in relation to a person, any registered or unregistered trademark, patent, design or rights of copyright as well as other intellectual property rights (including any application in relation to any of the aforegoing) and all rights in any trade secrets, know-how or confidential information, used by that person in the conduct of its business;

1.1.8	Labour Relations Act means the Labour Relations Act, No. 65 of 1995, as amended;

1.1.9	Management Accounts means management accounts of the Company, on a consolidated basis, for the period from 1 January 2017 to 30 May 2017, a copy of which is attached as

Schedule 5;

1.1.10	M5 has the meaning given to it in the Equity Implementation Agreement;

1.1.11	MS15 has the meaning given to it in the Equity Implementation Agreement;

1.1.12	National Credit Act means the National Credit Act, No. 34 of 2005, as amended;

1.1.13	Relevant Agreements means this Agreement, and each of the Transaction Documents (as defined in the Equity Implementation Agreement);

1.1.14	SPV Subscribers has the meaning given to it in the Equity Implementation Agreement; and

1.1.15	Subsidiary means a subsidiary company as defined in the Act and subsidiaries shall have a corresponding meaning.

1.2	To the extent that the Company’s Warranties are given on a date which results in the use of any tense being inappropriate, the warranties set out below shall be read in the appropriate tense.

1.3	Unless the context clearly indicates a contrary intention, each Company’s Warranty hereafter set out shall:

1.3.1	remain in force notwithstanding completion of the matters provided for in the Agreement;

1.3.2

be a separate and independent warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty or by any other provision in the Agreement (save any provision relating to or in respect of any disclosures contemplated in the Disclosure Schedule); and

1.3.3	apply as at the Signature Date and the Implementation Date.

1.4	The Company’s Warranties set out below are given by the Company.

2.	CAPACITY AND AUTHORITY

2.1	Incorporation and Existence

2.1.1	The Company is a company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.1.2	Each other Group Member is a private company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.1.3

The Company has an authorised share capital as at the Signature Date of 641 (six hundred and forty one) Ordinary Shares with a par value of R1 (one Rand) each and as at the Implementation Date of 1,000,000,000 (one billion) ordinary no par value shares.

2.1.4

The Company has the Subsidiaries set out in Schedule 6, each of which is a wholly-owned Subsidiary of the Company. Save for those Subsidiaries listed in Schedule 6, the Company has no other Subsidiaries.

2.2	Right, Power, Authority and Action

2.2.1	The Company has the right, power and authority to conduct the Business.

2.2.2	Each other Group Company has the right, power and authority to conduct the businesses conducted by them.

2.2.3	The Company has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under each Relevant Agreement.

2.3	Binding Agreements

2.3.1

The Company's obligations under this Agreement and each document to be executed at or before the Signature Date are, or when the relevant document is executed will be, enforceable against the Company in accordance with their terms.

2.3.2	The entry into each Relevant Agreement by the Company, and the performance by it of its obligations under each Relevant Agreement, does not, and will not:

2.3.2.1	as at the Implementation Date, result in any present or future material indebtedness of any member of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

2.3.2.2	contravene, conflict with, or result in a violation of, any applicable laws; or

2.3.2.3

as at the Implementation Date, contravene, conflict with, or result in a breach or default of, the terms of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement, indenture, mortgage or other instrument of any kind to which it/he is a party, that has not been waived or consented to in writing by that person prior to the Signature Date.

3.	SHARES

3.1	The Shares

3.1.1	The Net1 Subscription Shares will, upon issue and immediately following Closing, comprise the percentage of 15% (fifteen per cent) of the total issued number of ordinary shares of the Company.

3.1.2

As at the Signature Date, 100% (one hundred per cent) of the issued shares of the Company are held solely by the Existing Shareholder. As at the Implementation Date, the authorised shares of the Company shall comprise 1,000,000,000 (one billion) shares and the issued shares will be held as follows:

3.1.2.1	75,000,000 (seventy five million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by the Subscriber;

3.1.2.2	225,000,000 (two hundred and twenty five million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by BLT;

3.1.2.3	59,000,000 (fifty nine million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by SPV1;

3.1.2.4	80,000,000 (eighty million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by SPV2;

3.1.2.5	11,000,000 (eleven million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by SPV3;

3.1.2.6	25,000,000 (twenty five million) class “A” ordinary shares of the same class and ranking pari passu which are to be held by MS15; and

3.1.2.7	25,000,000 (twenty five million) class “B” ordinary shares of the same class and ranking pari passu which are to be held by M5.

3.1.3

Save as contemplated in the Transaction Documents and pursuant to the Transaction or as Fairly Disclosed in the Disclosure Schedule, as at the Signature Date and the Implementation Date, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any Shares in the Company (including the allotment and issue of the Net1 Subscription Shares). As far as the Company is Aware, no person has claimed to be entitled to an Encumbrance in relation to any of the shares in the Company.

3.1.4

As at the Implementation Date, save as contemplated in the Transaction Documents and pursuant to the Transaction, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company or any other Group Member (including, without limitation, an option or right of pre-emption or conversion), in terms of which such creation, allotment, issue, transfer, redemption or repayment must still occur.

3.1.5

As at the Implementation Date, save as contemplated in the Transaction Documents and pursuant to the Transaction, neither the Company nor any Group Member is and will not be under any obligation (whether contingently upon the exercise of any right or otherwise), and no resolution shall have been passed, requiring the Company or any Group Member to increase or to reduce its authorised or issued share capital, or to vary any of the rights attaching to any of its shares, or to buyback any of its shares, or to make any payment(s) to its shareholder.

3.1.6

As at the Implementation Date, no person (other than the Subscribing Parties (as defined in the Equity Implementation Agreement) has any right, actual or contingent, (including, inter alia, any option or right of first refusal) to subscribe for any shares or any other Securities in the authorised capital of any member of the Group.

3.1.7	No person is entitled to participate in, or to a commission on the dividends or profits of, any member of the Group, except as a shareholder.

3.1.8

As at the Implementation Date, save as contemplated by the Transaction, no member of the Group is obliged to cancel any of the shares in its capital or to create or issue any debentures or any derivatives.

3.2	Securities Register

3.2.1

The securities register of the Company contains true and accurate records of the holders of securities from time to time issued by the Company and the Company does not know of any facts or circumstances which may give rise to a rectification of the securities register of the Company.

3.2.2	No person has any right to obtain an order for the rectification of the securities register of any member of the Group.

3.3	Receivables

As at the Implementation Date and as far as the Company is Aware:

3.3.1	the receivables book will be in the name of the Company or relevant Group Member;

3.3.2	security relating to the receivables book will be documented to reflect the terms of the security and all such documents are in the possession, or under the Control of the Company;

3.3.3	as far as the Company is Aware, the provision by the Company for bad or doubtful debt is adequate;

3.3.4	the contracts with customers forming part of the receivables book and all documents ancillary thereto will be in the possession, and under the Control, of the Company; and

3.3.5	as far as the Company is Aware, the receivables book has accurately recorded the principle and material terms of these contracts (including the sum outstanding and the payment/repayment dates).

4.	RECORDS

Each Group Member complies in all material respects with all record keeping requirements imposed by applicable laws and all such records (including the books, registers, accounts, ledgers and accounting records) of that Group Member:

4.1	are up-to-date in all material respects;

4.2	are in its possession or under its control;

4.3	give and reflect a true and fair view of the Group Member concerned and are not misleading in any material way; and

4.4

are properly completed on a basis consistent with the accounting records of the 3 (three) most recent financial years of the Group Member concerned (unless otherwise stated therein) and in accordance with the Act, IFRS (to the extent applicable) and the law of, and applicable standards, principles and practices generally accepted in, South Africa.

5.	FINANCIAL STATEMENTS

5.1	General

5.1.1	For the purposes of this paragraph 5, “material” shall mean an amount that would be regarded as material by the auditor of the Company.

5.1.2	The Financial Statements have been prepared and audited on a proper and consistent basis in accordance with the Accounting Principles.

5.1.3

No change in accounting policies has been made in preparing the Financial Statements and Management Accounts of the Company or any Subsidiary for each of the 3 (three) most recent financial years of the Company or relevant Subsidiary, and (i) do not include any unusual, one off or extraordinary items, and (ii) correctly and accurately treat all items of revenue or expense in accordance with IFRS except as stated in those Financial Statements and Management Accounts. The AFS show a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and state of affairs as well as of the profits and losses of the Company (on a consolidated basis) as at the end of the financial years ending December 2015 and December 2016.

5.1.4	The financial information contained in the Financial Statements and Management Accounts is complete, accurate and is not misleading in any material respect.

5.1.5	Adequate provision has been made in the Financial Statements and Management Accounts:

5.1.5.1	for depreciation and/or amortization of fixed assets;

5.1.5.2

for all actual and contingent liabilities, including any material ongoing litigation. The Financial Statements adequately reflect, disclose or adequately provide for all actual liabilities of the Company for the period to which they relate;

5.1.5.3	as far as the Company is Aware, for bad or doubtful debts uncollected; and

5.1.5.4	for any employee benefits and claims.

5.2	No Undisclosed Liabilities

5.2.1

The Company has no liabilities, which would be regarded as material by an auditor, of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements/Management Accounts or in the notes thereto in accordance with IFRS and were not so reflected, reserved against or described, other than: (i) liabilities incurred in the ordinary course of business after the financial year ending December 2016; and (ii) liabilities incurred in connection with the transactions contemplated hereby.

5.2.2

No shareholder of the Company or any Related Person to any such person has any claims against any Group Company whether on loan account, current account or otherwise other than Shareholders' claims on loan account which have been Fairly Disclosed.

5.2.3	The Company has paid its creditors which would be regarded as material creditors by an auditor, within the time limits agreed with such creditors save where a creditor’s claim is disputed.

5.2.4	The Financial Statements have been reported on by the Auditors without any qualification and have been approved and signed by the directors of the Company.

5.2.5

No report has been furnished to any Group Member by its auditor concerning a material irregularity as contemplated in the Auditing Professions Act No. 26 of 2005 (as amended), or any similar predecessor section, or any analogous legislation in a relevant jurisdiction.

5.2.6	Since the 2014 AFS and Management Accounts, the Company’s Business has been operated in the usual way so as to maintain it as a going concern.

5.3	Management Accounts

As at the Signature Date and the Implementation Date, the Management Accounts of the Company subsequent to the financial year ended December 2015 have been properly prepared on a basis consistent with the management accounts of the most recent financial year of the Company, unless otherwise stated therein. The Management Accounts show, in all material respects, a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and state of affairs as well as of the profits and losses of the Company (on a consolidated basis) for the period to which they relate.

5.4	Minute Books

As at the Signature Date and the Implementation Date, the minute book of each Group Member contains all material resolutions passed by the directors and members thereof, save for resolutions required to give effect to the provisions of this Agreement.

5.5	Specific

Since the 2014 AFS:

5.5.1	no Group Member has, other than in the ordinary course of its business:

5.5.1.1	acquired or disposed of, or agreed to acquire or dispose of, an asset which an auditor would regard as material; or

5.5.1.2	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) that an auditor would regard as material;

5.5.2

the Group’s business has not been materially and adversely affected by the termination of, or a change in the terms of, any licence, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses;

5.5.3

the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Income Tax Act), except as provided for in the 2014 Annual Financial Statements;

5.5.4	no Group Member has changed its financial year end or its auditors.

5.6	Net Debt

The Net Debt (excluding any drawn down portion of the facilities provided to the Company by ZTE Corporation or Huawei Technologies Co. Limited as at the Implementation Date) will not exceed the Target Net Debt immediately following Closing on the Implementation Date.

6.	TAX

6.1

Each Group Member shall at all times have complied in all material respects with the provisions of the Income Tax Act, the Value-added Tax Act, No. 89 of 1991 (VAT Act) and all Tax returns (including without limitation employees’ tax returns and specifically including all returns and information that relate to reportable arrangements as contemplated in Part B of Chapter 4 (sections 34 to 39 of the Tax Administration Act or sections 80M to 80T of the Income Tax Act) and declarations required to be returned shall have been made by it in respect of the 4 (four) financial years immediately preceding the Implementation Date and shall have accurately disclosed all information properly required to be disclosed to the Commissioner or other appropriate authorities, and all provisional and other Taxes shall have been paid as at the due date thereof in material compliance with the provisions of the Income Tax Act.

6.2	Each Group Member has paid and discharged when due, all Taxes payable by it from the date of its incorporation to the Implementation Date, including any Tax in respect of:

6.2.1	its assets, income or profits;

6.2.2	any transactions concluded by the Group Member concerned;

6.2.3	the declaration and payment of dividends and/or deemed dividends by the Group Member concerned.

6.3

All assessments for Tax raised in respect of the Group where the due date for payment of the Tax arises on or before the Implementation Date or which relate to the period prior to the Implementation Date or as otherwise provided in the Management Accounts shall have been paid in full by the Implementation Date, unless disputed by the Company in good faith. In respect of any Tax of the Group which is due for payment after the Implementation Date, adequate provision therefor shall have been made therefor in the financial statements of the Company. Final assessments have been issued for all Tax periods in respect of which the Group Member has submitted Tax returns and no Group Member is Aware of any intention by the Commissioner to re- open any such assessment.

6.4

As far as the Company is Aware, no Group Member is liable to pay any penalty, late payment penalty, administrative non-compliance penalty, understatement penalty, fine or interest in connection with any Tax.

6.5

As far as the Company is Aware, no Group Member is party to any transactions in respect of which the Tax authority may lawfully substitute, for purposes of Tax, a different consideration for the actual consideration given or received by the Group.

6.6

The wear and tear, depreciation or capital allowances applied in the past to the Group’s fixed or other assets for Tax purposes shall conform in all material respects to, and shall not exceed, those permitted in terms of the Income Tax Act.

6.7

All financing costs incurred to date (including any interest or similar expenses) in relation to any financing entered into by the Group before Closing have been and will be deductible on an accruals basis.

6.8	As far as the Company is Aware, no facts or circumstances exist which could cause a revenue authority to disallow any existing assessable/accumulated tax losses or the carrying forward of such losses.

6.9	As far as the Company is Aware, the current and deferred Tax provisions and/or assets included in the Financial Statements have been properly provided for in accordance with the Accounting Principles.

6.10

Where required, a Group Member has duly registered as a VAT vendor in terms of the VAT Act, has complied in all material respects with all statutory provisions and regulations relating to VAT and has duly paid or provided for all amounts of VAT which have become due and payable or for which that Group Member is liable; and is not operating any special arrangement or scheme relating to VAT nor has it agreed any special method of accounting for VAT.

6.11	Except as otherwise Fairly Disclosed in the Disclosure Schedule, no Group Member has, at any time since the date of its incorporation:

6.11.1	entered into any transaction as contemplated in sections 41 to 47 of the Income Tax Act;

6.11.2	issued any "hybrid equity instrument", as contemplated in section 8E of the Income Tax Act, or any "third-party backed share", as contemplated in section 8EA of the Income Tax Act;

6.11.3	issued any "hybrid debt instrument" as contemplated in section 8F of the Income Tax Act;

6.11.4	incurred "hybrid interest" as contemplated in section 8FA of the Income Tax Act.

6.12	The Company is:

6.12.1	a resident for South African tax purposes and has not ceased such residence since the date of its incorporation;

6.12.2	is not treated as resident or liable to Tax in any other jurisdiction for any Tax purpose (including for the purposes of any double taxation agreement);

6.12.3	not subject to the interest-limitation provisions contained in sections 23M or 23N of the Income Tax Act.

6.13

The Company shall not at any time or times have been party to any ‘company formation transaction’, ‘share-for-share transaction’, ‘amalgamation transaction’, ‘intra-group transaction’, ‘unbundling transaction’ or ‘liquidation, winding-up or deregistration transaction’ all as contemplated in Part III of the Income Tax Act, or any other transaction which might be so classified.

6.14

As at the Signature Date, there are no material queries, notices, suits, proceedings, investigations or inspections pending against any Group Member by any Tax authority relating to any claim for any additional Tax or assessment, or any material matters under discussion with any Tax authority relating to any claim for any Tax or assessment, nor is there any pending Tax objection or appeal by any Group Member.

6.15

As far as the Company is Aware, the Tax files and records of the Group contain complete, full and accurate details in all material respects of all communications with Tax officials and Tax advisors, respectively, for the 3 (three) year period prior to the Implementation Date.

6.16

As far as the Company is Aware, to the extent that any Group Member claimed Tax allowances or deductions prior to the Implementation Date (including, without limitation, in respect of leasehold improvements) it was, insofar as it was Aware, entitled to do so in accordance with the provisions of the Income Tax Act.

7.	BUSINESS OF THE COMPANY

7.1	The sole business of the Company is the Business which the Company conducts as a going concern solely in South Africa.

7.2

As far as the Company is Aware, no Group Member is bound by any restraint of trade agreement and no Group Member has committed (whether actually or contingently) to entering into any restraint of trade agreement by which it may be so bound.

7.3	The Company is not Aware of anything which will prevent the Company from carrying on the Business nor any other Group Company carrying on its business.

7.4

As far as the Company is Aware, as at the Signature Date, none of the matters listed under clause 6 (Conduct of Business) of the Equity Implementation Agreement have occurred between 1 December 2015 and such date.

8.	ASSETS

8.1	Title and Condition

8.1.1	Each asset included in the Management Accounts or acquired by the Group since the Management Accounts (other than stock disposed of in the ordinary course of business or leased assets) is:

8.1.1.1	legally and beneficially owned solely by the Group; and

8.1.1.2	where capable of possession, in the possession or under the control of the Group.

8.1.2

Unless otherwise Fairly Disclosed in the Disclosure Schedule, all the material assets of the Group included in the Management Accounts or acquired by the Group since the Financial Statements, whether movable, immovable, fixed or of whatever nature or description will be owned by the Group in full, free and unencumbered ownership, and none of them will be subject to:

8.1.2.1	any credit agreement, credit transaction, instalment sale transaction or leasing transaction;

8.1.2.2

any other credit agreement, instalment sale agreement, hire-purchase or suspensive sale agreement, lease or any like agreement whatever its form, save for motor vehicle leases in the ordinary course of business;

8.1.2.3	any pledge, mortgage bond, lien or notarial bond;

8.1.2.4	any other right in favour of any third person; or

8.1.2.5	any arrangement for the payment of a premium or like consideration to or by the Group for the use of the asset concerned.

8.1.3

As far as the Company is Aware, no person has or will have any right (including any option or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of, any of the assets of any Group Member, other than in the ordinary course of its business.

8.1.4	There has been no exercise, purported exercise or claim for any Encumbrance over any of the assets of any Group Member, and there is no dispute directly or indirectly relating to any such assets.

8.1.5	Each Group Member has the legal capacity and power to own its assets and carry on its business as it is presently being conducted.

8.1.6	No Group Member has stopped or suspended payment of a material portion of its debts, or otherwise become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

9.	INTELLECTUAL PROPERTY

9.1	Each of the Intellectual Property Rights owned or licensed by the Group and material to the conduct of the Business is:

9.1.1	valid and enforceable and nothing has been done or omitted to be done by any Group Member by which it may cease to be valid and enforceable;

9.1.2	legally and beneficially owned by the Group alone, or legally licensed by the Group; and

9.1.3

as far as the Company is Aware, not the subject of a claim or opposition from a person (including, without limitation, an employee of the Group) as to title, validity, enforceability, entitlement or otherwise.

9.2

As far as the Company is Aware, no Group Member has infringed any third party’s Intellectual Property Rights or rendered any Group Member liable to an action in respect of the infringement of any Intellectual Property Rights belonging to a third party, provided that the aforesaid Warranty does not apply to instances where any infringement occurs or may have occurred as a result of any Intellectual Property Rights not having been licensed to the Company validly by a licensor purporting to do so. There is and during the 2 (two) years ending on the Signature Date has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction by or against any Group Member concerning any of the Intellectual Property Rights. The Company is not Aware of any civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights being pending or threatened against it or any Group Member.

9.3

The Group is entitled to use the Intellectual Property Rights and the Company is not Aware of anything prohibiting its use of any Intellectual Property Rights and computer systems or other similar property licensed to the Group and used by the Company at present in connection with or for the Business operations of the Group.

10.	NETWORK FACILITIES

10.1

The Network currently has sufficient capacity to serve the customers of the Group and, as far as the Company is Aware, the Group will be able to meet the requirements of their customers consistent with the growth in the requirements of their customers in the 2017, 2018 and 2019 financial years business plan of the Group, taking into consideration the capital expenditure program for the Group for the financial years 2017, 2018 and 2019.

10.2	The Network has not experienced any material and persistent capacity shortfalls or failures within the previous 12 (twelve) months.

11.	INSURANCE

11.1	Status of the Policies

11.1.1

As far as the Company is Aware, each of the current insurance and indemnity policies in respect of which the Group has an interest (including any active historic policies which provide cover on a losses occurring basis) (Policies) is valid and enforceable.

11.1.2	As far as the Company is Aware, no Group Member has done or omitted to do anything which:

11.1.2.1	makes any of the Policies unenforceable; or

11.1.2.2	prejudices the ability to effect insurance on the same or better terms in the future.

11.1.3	No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

11.2	Insurance of Assets

All Policies are and remain in full force and effect, and as far as the Company is Aware, are adequate in respect of the assets to which such Policies relate.

11.3	Claims

11.3.1

As far as the Company is Aware, no material claims have been made under any Policy (other than claims made in the ordinary course of business), no claim is outstanding and the Company is not Aware of the existence of any fact or circumstance exists which will give rise to a material claim under any of the Policies.

11.3.2

As far as the Company is Aware, no event, act or omission has occurred which requires notification under any of the Policies the failure of which would have material adverse effect on the Business of the Company.

11.3.3

The Company is not Aware that any of the insurers under any of the Policies has refused, or given any indication to the Company that it intends to refuse, indemnity in whole or in part in the ordinary course of business in respect of any material claims under the Policies.

11.3.4

The Company is not Aware that anything has been done or omitted to be done by the Group, which will entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any material claims under the Policies.

11.4	Premiums

11.4.1	All premiums which are due under the Policies have been paid.

11.4.2

The Company is not Aware that it has done anything or omitted to do anything (other than to submit claims in the ordinary course of business of the Company) which will result in a material increase in the premium payable under any of the Policies (excluding annual increases of premiums in the ordinary course).

12.	PROPERTY

12.1	Immovable Property

The Group owns no immovable property.

12.2	Leasehold Property used by the Group

12.2.1	The warranties in paragraphs 12.2.2 to 12.2.7 (inclusive) are given only to the extent that a breach thereof would have a material adverse financial effect on the Group as a whole.

12.2.2

No person (including, without limitation, the landlord) may bring the term of any lease agreement to which any Group Member is a party as a lessee to an end before the expiry of the term of the relevant lease agreement by effluxion of time (except by forfeiture).

12.2.3

There is no fact or circumstance which will restrict or terminate the Group's continued and uninterrupted possession or occupation of its premises, where such restriction or termination will have a material adverse effect on the Business.

12.2.4	The Group has the right to conduct the Business from the premises from which it trades in the ordinary course thereof.

12.2.5

No Group Member has any obligation to alter, renovate or improve the premises from which it trades, save as otherwise provided in any lease agreement, and in such an event, such obligation will not have a material adverse effect on the Business.

12.2.6

Rent payable in respect of the Group’s premises is not being reviewed and cannot be reviewed before the Implementation Date, save for reviews in the ordinary course as provided for in the relevant lease agreements.

12.2.7	No Group Member is in breach of any lease agreement to which it is a party.

13.	AGREEMENTS

13.1	Validity of Agreements

13.1.1

As at the Implementation Date, the Company is not Aware of the existence of any fact or circumstance which will invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement or arrangement to which any Group Member is a party which would have a material adverse effect on the Business. As far as the Company is Aware, no party with whom any Group Member has entered into a material agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement or arrangement.

13.1.2

No Group Member is in breach of any agreement, arrangement or obligation entered into by any Group Member and which is material to the business of the Group. The Company is not Aware that any party with whom any Group Member has entered into an agreement, arrangement or obligations which is material to the business of the Group is in breach of the agreement, arrangement or obligation. The Company is furthermore not Aware of the existence of any fact or circumstance which will give rise to a breach of this type which would have a material adverse effect on the Business.

13.1.3

No Group Member is party to any agreement of a material nature which has not been entered into: (i) on an arms'-length basis; and (ii) on terms which are normal having regard to the nature of its business.

13.2	Effect of Transaction

13.2.1

The Company is not Aware that either the execution or the performance of the Relevant Agreements will result in any Group Member losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the Signature Date which would have a material adverse effect on the Business.

13.2.2

Neither the execution nor the performance of the Relevant Agreements will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any material agreement or arrangement to which any Group Member is a party which would have a material adverse effect on the Business of the Company.

14.	EMPLOYEES

14.1	General

14.1.1

The Group owes no amount to a present or former director, other officer or employee of the Group (or his dependant) other than for accrued remuneration or reimbursement of business expenses in the ordinary course of business.

14.1.2

There is no agreement or arrangement between any Group Member and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Group has not provided, nor agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

14.1.3

The Group has maintained in all material respects up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

14.1.4

No executive employee of any member of the Group, being an employee of the Group and with annual cost to company in excess of R1,000,000 (one million Rand) (Employee), is entitled to any exceptional benefits in relation to leave privileges, accumulated leave in excess of 30 (thirty) days, pension or the like, other than provided for by the documented policies of the Group as at the Signature Date.

14.1.5

Save for market-related annual wage and salary increases and salary increases attributable to Employee promotions in the ordinary course of business, between 1 November 2016 and the Implementation Date, no member of the Group has in any way improved or undertaken to improve the terms of service of any of the Employees from those which prevailed on 1 November 2016.

14.2	Payments to employees and consultants/independent contractors

The Company is not Aware of:

14.2.1

any material liability which it has incurred, or which it may incur between the Signature Date and the Implementation Date, for breach of any contract of employment with any of its employees, or termination of an employment contract with any of its employees, including, without limitation, a severance (whether voluntary or otherwise) payment, protective award and/or compensation for wrongful, unlawful dismissal, unfair dismissal, unfair labour practice, unfair discrimination or any other form of compensation for sex, race or disability discrimination, reinstatement or re- employment and/or failure to comply with an order for the reinstatement or re-employment of an employee or former employee; or

14.2.2

any material liability which it has incurred, or which it may incur between the Signature Date and the Implementation Date, whether arising in contract, statute, delict or otherwise, for breach or termination of a consultancy agreement; or

14.2.3

having made or agreed to make a material payment or provided or agreed to provide a material benefit to a present or former director, other officer or employee of the Group or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

14.3	Compliance with Law and Disputes

14.3.1	The Company is not Aware of any material claims or threatened material claims and/or investigations against the Group relating to:

14.3.1.1	the refusal by the Group to employ any person;

14.3.1.2	the employment by the Group of any person the terms and conditions of the employment relationship between them and/or the termination of such employment; or

14.3.1.3	any workplace related accident, injury, disease or illness suffered by any employee or former employee of the Group.

14.3.2

Save in respect of those disputes Fairly Disclosed in the Disclosure Schedule, no Group Member is a party to any dispute (with a maximum claim against it exceeding R1 000 000 (one million Rand)) with any employee before any court or tribunal, whether under the Labour Relations Act, the Basic Conditions of Employment Act No. 75 of 1997 (as amended), the Employment Equity Act 55 of 1998, the Occupational Health and Safety Act 85 of 1983, the Compensation for Occupational Injuries and Diseases Act 130 of 1993, the Skills Development Act 97 of 1998, the Skills Development Levies Act 9 of 1999, the common law or otherwise, and the Company is not Aware of any facts or circumstances that may afford grounds or give rise to any such dispute.

14.3.3

The Company warrants that all statutory levies and contributions due in respect of any employee of the Group has been paid in all material respects and that it has no material undischarged liability to any government, regulatory authority or similar authority or any other person in respect of employees engaged in the Business.

14.4	Trade Unions

The Group is not involved in, and is not Aware of a fact or circumstance, or demand from any employee, trade union or association of employees for any alterations to the terms of their employment including demands for increased remuneration which will give rise to, a dispute of any nature whatsoever with a trade union, works council, workplace forum, employee or staff association or other body representing any of its employees.

15.	PENSIONS AND OTHER BENEFITS

15.1	The Company’s retirement benefit scheme is a defined contribution scheme.

15.2	The total contributions payable to the aforesaid scheme/fund will have been paid as at the Implementation Date.

15.3	There is no litigation pending and/or anticipated in respect of the aforesaid scheme/fund.

15.4	The aforesaid scheme/fund has been adequately insured against any loss resulting from dishonesty, negligence or fraud of any of the trustees and/or officials of the aforesaid scheme/fund.

15.5	The aforesaid scheme/fund complies with the provisions of the Pension Funds Act 24 of 1956 and the Pension Funds Second Amendment Act 39 of 2001 in respect of minimum benefits.

15.6	No Group Member has at any time utilized any portion of any surplus available in the aforesaid scheme/fund.

15.7	The Group has no obligation to pay part or all of the post-retirement medical aid contribution costs of any of the employees of the Group.

15.8	Events of Default

The Company is not Aware of any event which has occurred or has been alleged to have occurred which:

15.8.1

constitutes an event of default (howsoever described), or otherwise gives rise to an obligation to repay in full earlier than the agreed maturity date, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both which would have an effect on the Company’s Business); or

15.8.2

entitles a party under an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Group, to enforce its rights under such Encumbrance (or will have that effect with the giving of notice or lapse of time or both).

16.	LICENCES AND PERMITS

16.1

Each member of the Group is in possession of all material approvals, consents, licences, permits and other authorities as are prescribed by applicable law for the lawful conduct of the business/es carried on by it, and, as far as the Company is Aware, all such consents and licences are valid and subsisting and will not terminate or be terminable at the election of any person by virtue of the execution or implementation of this Agreement or any other Relevant Agreement.

16.2

No Group Member is in breach of any of the terms or conditions of any such approvals, consents, licences, permits or other authorities which may lead to the termination of any licences critical to the operation of the Group, and, as far as the Company is Aware, there are no circumstances, facts or matters that may give rise to such approvals, consents, licences, permits and other authorities being cancelled or not being renewed in the future or only being renewed subject to the imposition of onerous terms.

16.3

As far as the Company is aware, there are no outstanding requirements of any relevant authorities with which the Group is required to comply or has been called upon to comply before it may lawfully carry on or continue its Business generally, and the Company is not Aware of any contravention or breach by the Group of any such material requirements. The Company is furthermore not Aware of anything which will or may prejudice the renewal of any authorisation or licence required by the

Group to conduct its Business generally, including those listed in paragraphs 16.6.1 to 16.6.8 (both inclusive).

16.4

Each action required by the Group for the renewal or extension of each licence or permit to be issued by relevant authorities in order to enable the Group lawfully to carry on or continue its Business generally, has, as far as the Company is Aware, been taken.

16.5	As at the Signature Date, all licences, permits and/or authorisations issued or granted to the Group by ICASA and required for the operation of the Business:

16.5.1	are in full force and effect;

16.5.2

the Group has complied in all material respects with the terms of each of the ICASA licences, permits and/or authorisations and all laws and regulations mentioned therein, including complying with the payment of all licence fees; and

16.5.3	the Company is not Aware of any reason that such licences, permits and/or authorisations will lapse, be revoked, permanently suspended or cancelled.

16.6	The only licences which are material and which are prescribed by applicable law for the lawful conduct of the business/es carried on by the Company are:

16.6.1	radio frequency spectrum licence with number 00-476-898-6 for the use of 900MHz and 1,800MHz radio frequency spectrum;

16.6.2	radio frequency spectrum licence with number 00-495-213-2 for the use of 2,100MHz radio frequency spectrum;

16.6.3	radio frequency spectrum licence with number 00-529-438-0 for the use of 7GHz radio frequency spectrum;

16.6.4	10.5GHz fixed link network licence;

16.6.5	15GHz fixed link network licence;

16.6.6	38GHz fixed link network licence;

16.6.7	individual electronic communications network service licence, with number 001/IECNS/JAN/2009; and

16.6.8	individual electronic communications service licence, with number 001/IECS/JAN/2009.

17.	INSOLVENCY AND WINDING UP

17.1	Proceedings

No Group Member has taken any action, nor have any proceedings been served on or notified to any Group Member to commence business rescue proceedings in respect of any Group Member or for its winding up or dissolution or for the appointment of a liquidator, business rescue practitioner, curator or similar officer, nor is the Company Aware of any execution or other similar process which has been commenced or undertaken or threatened in respect of the assets of the Group or in respect of any Group Member, nor is the Company Aware of any unfulfilled or unsatisfied judgment or court order which is outstanding against the Company. Save for discussions with funders or major suppliers in respect of the Transaction, no Group Member shall enter into any arrangement or composition for the benefit of creditors generally.

17.2	Payment of Debts and Acts of Insolvency

The Group is not unable to pay its debts as they fall due, nor has the Group commenced negotiations, save in respect of the Transaction, with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, and no Group Member has committed an act of insolvency as defined in the Insolvency Act, which will have an impact on the Company’s or Group's ability to continue its business as a going concern.

17.3	Removal from Register

The Company is not Aware of any steps pending or threatened against any Group Member for its deregistration in terms of section 82 of the Act.

17.4	SPV Subscribers Warranties

The Company warrants that no member of the Group has provided or will provide any security whatsoever, directly or indirectly, for the obligations of the SPV Subscribers or their shareholders and whether under the Relevant Agreements or otherwise.

18.	LITIGATION AND COMPLIANCE WITH LAW

18.1	Litigation

18.1.1

Except as otherwise Fairly Disclosed in the Disclosure Schedule, the Group is not involved, as at the Signature Date and the Implementation Date, in a civil, criminal, arbitration, administrative or other proceeding, which has, or will have, a material adverse effect on the Business. Except as otherwise Fairly Disclosed in Schedule 3, no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Group or any of its directors or officers, which will have a material adverse effect on the Business. Except as otherwise Fairly Disclosed in Schedule 3, the Company is not Aware that any person for whose acts or defaults the Group may be vicariously liable is involved, or has during the 2 (two) years prior to the Signature Date been involved, in a civil, criminal, arbitration, administrative or other proceeding. Except as otherwise Fairly Disclosed in Schedule 3, the Company is not Aware that any civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against a person for whose acts or defaults the Group may be vicariously liable.

18.1.2

As far as the Company is Aware, there is no material outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any member of the Group and the Company is not Aware of any outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against a person for whose acts or defaults any member of the Group may be vicariously liable.

18.2	Compliance with Law

The Group has complied in all material respects with all laws and administrative requirements governing its assets and Business where the failure to do so would have a material adverse effect on its Business, and to the extent that the Group has contravened any such laws, administrative requirements or regulations in the past, those contraventions have been remedied in full and the Group has paid all penalties or fines imposed for those contraventions, or has provided therefor in the Financial Statements.

18.3	Investigations of a Material Nature

All action formally requested by any regulatory authority has been taken (save where it has been agreed with any regulatory authority that no action need be taken) within any time limit specified and any request for action or activities to be discontinued has been complied with in a timely manner where failure would have a material adverse effect on the Business of the Company.

18.4	Unlawful Payments

The Group has not, nor is the Company Aware that any person for whose acts or defaults the Group may be vicariously liable has:

18.4.1	induced a person to enter into an agreement or arrangement with the Group by means of an unlawful payment, contribution, gift or other inducement;

18.4.2	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

18.4.3	made an unlawful contribution to a political activity.

19.	CONSTITUTION, REGISTERS AND RETURNS

19.1	Constitution

The Group is operating and has always operated its business in all material respects in accordance with its Memoranda of Incorporation at the relevant time.

19.2	Registers

Each register and other book which the Act requires the Group to keep has been properly kept and contains a materially complete and accurate record of the matters which it is required by the Act to record. No notice has been received or allegation made that a register or book is incorrect or should be rectified.

19.3	Returns

All material returns, particulars, resolutions and other documents required to be delivered by the Group to the Companies and Intellectual Property Commission (Commission) or another governmental or other authority or agency have been properly prepared and delivered.

20.	MONEY LAUNDERING

Each Group Member has in all material respects complied with any know your customer and money laundering reporting laws and all laws for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, in force in South Africa at the relevant time.

21.	DEALING WITH CLIENTS

All services and products provided by the Group to clients have been provided or organised in all material respects in accordance with the agreements governing such services and products and the Group has been compensated for such services and products in all material respects in accordance with such agreements.

22.	GENERAL

22.1	As far as the Company is Aware:

22.1.1	all disclosures made to the Subscriber during the process of its due diligence were, at the time of such disclosure, true and correct in all material respects; and

22.1.2	it has not withheld any information which the Company, acting bona fide, believes is material to disclose to a Subscriber in terms of the Transaction.

22.2

The Company has, to the best of its “knowledge”, disclosed to the Subscriber all facts and circumstances which are material to the Subscriber or would be reasonably likely to be material to a subscriber of the Net1 Subscription Shares or to the subscription price payable in respect thereof, provided that the Company’s “knowledge” for purposes of the aforegoing shall comprise of:

22.2.1	the actual knowledge of the Company’s senior executive management; and

22.2.2	the further actual knowledge of the members of M5 and the senior executive management of the Company’s Subsidiaries,

which knowledge is hereby imputed to the Company.

SCHEDULE 2: MUTUAL WARRANTIES

The warranties stipulated in paragraph 1 below are hereby given by the Company to the Subscriber and the warranties stipulated in paragraph 2 below by the Subscriber to the Company on the basis set forth in clause 6.2 of the Agreement. The warranties shall be read in the appropriate tense where they refer to past or future events, or past or future financial statements or other documents:

1.	COMPANY WARRANTIES

The Company warrants that:

1.1

all necessary corporate actions have been taken to authorise its entry into this Agreement, all Transaction Documents to which the Company is a party and its carrying out of the Transaction contemplated in this Agreement and the transactions in each Transaction Document to which it is a party;

1.2

it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and all the Transaction Documents to which it is a party;

1.3	its obligations under this Agreement and all the Transaction Documents are, or when the relevant document is executed will be, enforceable in accordance with their terms against the Company;

1.4

this Agreement and all Transaction Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms set out in this Agreement and the Transaction Documents; and

1.5

neither its execution of this Agreement or any other Transaction Document to which it is a party nor the carrying out by it of the Transaction contemplated in this Agreement or any other Transaction Document to which it is a party contravenes or will contravene:

1.5.1	any law or order by any government agency binding on it, any Subsidiary or its property or that of any Subsidiary; and

1.5.2	any agreement, undertaking or instrument binding on it or any Subsidiary or any of its property or that of any Subsidiary.

2.	SUBSCRIBER WARRANTIES

The Subscriber warrants that:

2.1

all necessary corporate actions have been taken to authorise its entry into this Agreement, all Transaction Documents to which it is a party and its carrying out of the Transaction contemplated in this Agreement;

2.2

it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and all the Transaction Documents to which it is a party;

2.3

its obligations under this Agreement and all the Transaction Documents to which it is a party are, or when the relevant document is executed will be, enforceable in accordance with their terms against it;

2.4

this Agreement and all Transaction Documents to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms set out in this Agreement and the Transaction Documents; and

2.5

as at the Signature Date, it is not aware of any facts or circumstances which could reasonably be expected to give rise to, or result in, a claim for breach of the Company’s Warranties or the Mutual Warranties being made against the Company;

2.6	neither its execution of this Agreement nor the carrying out by it of the Transaction contemplated in this Agreement contravenes or will contravene:

2.6.1	any law or order by any government agency binding on it or its property; and

2.6.2	any agreement, undertaking or instrument binding on it or any of its property.

SCHEDULE 3: DISCLOSURE SCHEDULE

SCHEDULE 4: AFS

SCHEDULE 5: MANAGEMENT ACCOUNTS

SCHEDULE 6: SUBSIDIARIES